CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-191151 on Form N-1A of our report dated December 17, 2014, relating to the financial statements and financial highlights of Calamos ETF Trust, consisting of the Calamos Focus Growth ETF, appearing in the Annual Report on Form N-CSR for the fiscal period ended October 31, 2014, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

February 26, 2015